Mike:

Thank you ___________, and welcome everyone to National Research Corporation’s third quarter 2006 conference call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike. This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat.

To kick off the call, let me say we had another good quarter. Our revenues and earnings, even without the contribution from our most recent acquisition, The Governance Institute, set new records for the Company against what was a very strong comparable quarter in 2005. With the contribution of The Governance Institute, revenue growth exceeded 30%.

An additional milestone in the quarter was the completion of our three-year sales expansion plan announced in the third quarter 2003. I’ll review the highlights of what that program has achieved, as well as report on various metrics after Pat has reviewed the quarterly and year-to-date financials. Pat.

Pat:

Thanks, Mike.

For the three months ended September 30, 2006, the Company achieved record revenues for the quarter of $13.3 million, compared to $10.1 million during the same period in 2005, a 31% increase.

For the nine months ended September 30, 2006, the Company achieved revenue of $33.5 million, compared to $23.9 million during the same period in 2005, a 40% increase.

For the three months ended September 30, 2006, net income for the Company was $2.3 million or $0.34 per share, compared to $2 million or $0.29 per share for the same period in 2005. The net income margin was 18% which was above our model of 15%.

For the nine months ended September 30, 2006, net income for the Company was $4.9 million or $0.70 per diluted share, compared to $3.7 million or $0.52 per diluted share for the same period in 2005, a 32% increase in net income and a 36% increase in earnings per share.

Excluding the $0.02 impact per basic and diluted share related to the Company’s adoption of the Statement of Financial Accounting Standards (“SFAS”) No. 123R on January 1, 2006, earnings per diluted share for the third quarter 2006 would have been $0.36 compared to the third quarter 2005 of $0.29, a 29% increase. Year to date 2006, the impact was $.06 which would have placed EPS at $0.76 compared to the first nine months of 2005 of $.52, a 46% increase.

During the third quarter 2006, direct expenses as a percentage of revenue were 43%. For the remainder of this year and into the next, we should stay within our model of 43 to 45% of direct expenses, albeit at the higher end.

During the quarter, the selling, general and administrative costs were $3 million, the same as the last three quarters, or 22% of revenue, compared to 23% in the third quarter 2005.

Depreciation and amortization was 5% of revenue during the third quarter 2006, matching the third quarter 2005. With the acquisition of The Governance Institute, we expect depreciation and amortization to be 6% or so of revenues in the fourth quarter and in the middle of our model of 4.5 to 6% in 2007.

We also expect lower interest income and higher interest expense due to the TGI acquisition with the increase in interest expense being offset by TGI’s earnings. We would expect this expense to be in the range of 1% of revenue during 2007.

Cash flow from operations for the third quarter 2006 was $3.2 million, compared to $1.9 million for the same period in 2005. Cash flow was higher in part due to the timing of collections during the month of July versus June. Cash and short-term investments as of September 30, 2006, were $2.6 million. During the quarter we reduced our notes payable by $1.5 million.

I will now turn the call back over to Mike for additional discussion.

Mike:

Thank you, Pat.

Let me now report on the various metrics we provide during our earnings calls.

The first metric is Total Recurring Contract Value which, as of September 30, 2006, was $45.3 million, a decline from the second quarter 2006. The primary driver of this decline was the loss of a federal sector project based on price. While we never enjoy losing projects, we also are never willing to buy the business. As of today, Total Recurring Contract Value is $46.3 million, which now surpasses the second quarter’s Total Recurring Contract Value driven by strong October sales.

The second matrix is New Sales which, for the quarter just ended, were $2.5 million — the second highest level since the sales expansion commenced.

Our third and final global metric breaks out New Sales for our syndicated Healthcare Market Guide product for which we recorded sales of $202,000 in the third quarter 2006, the same as the third quarter 2005. Year-to-date, Healthcare Market Guide new sales are $1.4 million compared to $626,000 for the first nine months of 2005.

I’ll now review with you the highlights of our sales expansion efforts. Three years ago we set forth a plan to move from six to 36 “feet on the street” and, while many on the earnings call in which we announced that plan felt it was aggressive, we have achieved exactly what we had set forth. In the last three years, we have doubled average annual sales compared to the three years pre-sales expansion. New sales year-to-date in 2006 annualized are 150% higher than pre-sales expansion levels.

With far greater market coverage, we are at the table for more deals than ever before. While the expanded market opportunity has been driven by the national standard, it’s been the enhanced sales coverage that has enabled us to capitalize. Given the sales expansion has worked, last year we rolled out this same sales model to the Healthcare Market Guide business unit which has now more than doubled new sales performance. We also have started rolling out enhanced sales coverage to our newest business unit, The Governance Institute. Today we stand at 43 sales associates across all units.

However, the real return on the sales expansion investment will be seen over the next few years given we believe we can, again, double sales by greater per-sales associate productivity.

We are also starting to see tangible examples of cross-selling between our business units which can only represent additional upside to higher level of revenue generation.

Before I open the call to your questions, let me briefly touch on two additional elements of our focus for 2007. Given the large number of new clients we have and continue to attract, we are adding materially to product development which will broaden our offerings and thus, the opportunities to generate more revenue from our increasing installed base. Today and into 2007, we will also build upon our platform for the payer, or health plans space, which was made possible through the acquisition of GHS. We have experienced good growth in the GHS unit to date and additional resources will be allocated to capitalize on the growing opportunities being uncovered.

_____, I would now like to open the question and answer portion of the call.

Closing statement.

I’m looking forward to talking to you again next quarter to review the entire year of 2006. Thank you for your time this morning.

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